                                                                                                                                      Exhibit 23.3

Consent of Michael B. Dufresne

June 13, 2014

TO:  Gold Standard Ventures Corp.

Ladies and Gentlemen:

Reference is made to the Technical Report on the Railroad and Pinion Projects, Elko County, Nevada, USA, dated March 31, 2014 (the “Report”).

I hereby consent to the use of my name and references to the Report, or portions thereof, in the Form 20-F for the fiscal year ended December 31, 2013 of Gold Standard Ventures Corp. (the “Registrant”), filed with the United States Securities and Exchange Commission (the “SEC”) on April 29, 2014, and incorporated by reference in the registration statement on Form F-3 (the “F-3”) to be filed the Registrant with the SEC pursuant to the United States Securities Act of 1933, as amended, and to the reference to me under the heading “Experts” in the Prospectus, which is part of the F-3, and any amendment thereto.

I confirm that I have read the F-3 and I have no reason to believe that there are any misrepresentations therein that are derived from the Report or that are within my knowledge as a result of the services performed by me in connection with the Report.

Yours truly,

/s/ Michael B. Dufresne
Michael B. Dufresne, M.Sc., P. Geol.